Exhibit 8

LIST OF SUBSIDIARIES

	Company Name	Jurisdiction of Incorporation

1.	Lumenis Holdings Inc.	Delaware
2.	Lumenis Inc.	Massachusetts
3.	Sharplan Lasers Inc.	Delaware
4.	Lumenis (Mexico) SA de CV	Mexico
5.	Applied Optronics Corp.	Delaware
6.	Sahar Technologies Inc.	California
7.	Sharplan 2000 Inc.	Delaware
8.	Opus Dent U.S.A. Inc.	Delaware
9.	Spectron Lasers USA Inc.	Delaware
10.	Laser Industries Ltd.	Israel
11.	Opusdent Ltd.	Israel
12.	Medic Lightech Ltd.	Israel
13.	L.B.T. Ltd.	Israel
14.	Spectron Cosmetics Ltd.	Israel
15.	Lumenis Holdings (Holland) BV	Netherlands
16.	Lumenis (UK) Limited	England.and.Wales
17.	Sharplan Lasers (UK) Ltd.	England.and.Wales
18.	Spectron Cosmetics Holdings Ltd.	England.and.Wales
19.	Spectron Cosmetics Ltd.	England.and.Wales
20.	Sharplan Lasers (Europe) Ltd.	England.and.Wales
21.	Lumenis (Germany) GmbH	Germany
22.	Lumenis (Austria) GmbH	Austria
23.	Lumenis (France) SARL	France
24.	Lumenis (Italy) SARL	Italy
25.	Lumenis (HK) Ltd.	Hong.Kong
26.	Lumenis (Asia Pacific) Ltd.	Hong.Kong
27.	Lumenis Japan Co. Ltd.	Japan
28.	Lumenis Star Co. Ltd.	Japan
29.	Wuhan Sharplan Chutian Medical Laser Manufacturing Ltd.	China
30.	Ke Yi Ren Medical Laser Equipment Trading (Beijing) Co. Ltd.(also known as
	Lumenis Medical Laser Equipment Trading (Beijing) Co. Ltd.)	China
31.	Aestilight Japan Ltd.	Japan
32.	Lumenis India Private Ltd.	India

All active subsidiaries of the Registrant carry on business under the name of “Lumenis”.